UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                               ESSA Bancorp, Inc.
                               ------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    29667D104
                                  -------------
                                 (CUSIP Number)

                                December 31, 2008
                                ------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]          Rule 13d-1(b)

[x]          Rule 13d-1(c)

[ ]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO. 29667D104                                          Page 2 of 5 Pages


================================================================================

1        Names of Reporting Persons

                    ESSA Bank & Trust Foundation

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      __________

--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------

4        Citizenship or Place of Organization
                    State of Delaware
--------------------------------------------------------------------------------

    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                1,110,900
         With:
--------------------------------------------------------------------------------

                          6     Shared Voting Power

                                      0
--------------------------------------------------------------------------------

                          7     Sole Dispositive Power

                                      1,110,900
--------------------------------------------------------------------------------

                          8     Shared Dispositive Power

                                      0
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    1,110,900
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------

11       Percent of Class Represented by Amount in Row 9

         6% of 16,107,814 shares of Common Stock outstanding as of
         December 31, 2008.
--------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    CO
================================================================================

CUSIP NO. 29667D104                                          Page 3 of 5 Pages
Item 1
         (a)      Name of Issuer

                  ESSA Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  200 Palmer Street
                  Stroudsburg, Pennsylvania 18360

Item 2
         (a)      Name of Person Filing

                  ESSA Bank & Trust Foundation

          (b)     Address of Principal Business Office

                  200 Palmer Street
                  Stroudsburg, Pennsylvania 18360

         (c)      Citizenship or Place of Organization

                  State of Delaware

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  29667D104

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                           Items (a) - (j) are not applicable.

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 1,110,900.

                  (b) Percent of  class: 6%.

                  (c) Number of shares as to which the person has:

CUSIP NO. 29667D104                                          Page 4 of 5 Pages

                    (i) Sole power to vote or to direct the vote: 1,110,900. However, pursuant to the Foundation's Certificate of Incorporation, the shares must be voted in the same ratio as all other shares of common stock on all proposals considered by stockholders.

                    (ii) Shared power to vote or to direct the vote: 0.

                    (iii) Sole power to dispose or to direct the disposition of:
                         1,110,900.

                    (iv) Shared  power to dispose  or to direct the  disposition of: 0.

Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6.          Ownership of More Than Five Percent on Behalf of Another Person

                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8.           Identification and Classification of Members of the Group

                  Not applicable

Item 9.           Notice of  Dissolution of Group

                  Not applicable

Item 10. Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 29667D104                                          Page 5 of 5 Pages
                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       January 29, 2009
                                       ----------------
                                            Date

                                      /s/ Suzie T. Farley
                                      ---------------------
                                           Signature

                                      Suzie T. Farley, Treasurer and Secretary
                                      ----------------------------------------
                                           Name and Title